Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports 2014 Results

Key Highlights:

•	2015 product sales forecast of over $3 million compared to 2014 product sales of $758,000
•	Several key markets expected to ramp up screening efforts in 2015
•	FDA response on amended LuViva PMA application expected to be imminent

Norcross, GA (March 25, 2015) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the fourth quarter and year ended December 31, 2014.

Revenue and other income for the fourth quarter ended December 31, 2014 was approximately $185,000, including approximately $172,000 in sales of LuViva® Advanced Cervical Scan devices and disposables and $13,000 from contract and grant income. Revenue for the quarter ended December 31, 2013 was comprised of product sales of approximately $53,000 and contract and grant income of approximately $346,000. Revenue for 2014 was approximately $823,000, including approximately $758,000 in sales of LuViva devices and disposables and $65,000 from contract and grant income. For 2013, sales of LuViva devices and disposables were approximately $359,000, and contract and grant income was $820,000 from our prior agreements with Konica Minolta and our prior grant with the National Cancer Institute, both of which ended in 2013.

Research and development expenses increased to $666,000 in the fourth quarter from $499,000 in the fourth quarter of 2013, with the recent addition of two contract software engineers to implement device enhancements as the Company moved to full line production. Sales and marketing expenses increased to $402,000 in the fourth quarter, from $293,000 in the year ago period, due to increased marketing efforts related to LuViva. For 2014, research and development expenses were $2.8 million, up slightly from $2.7 million in 2013. Sales and marketing expenses for the year were $1.2 million, compared to $901,000 for 2013.

General and administrative costs rose in the quarter to $1.1 million, up from $742,000 from the same period last year, but down from $1.4 million in the third quarter of 2014 due to a continued focus on reducing operating expenses. For 2014, general and administrative costs were $4.6 million, compared to $3.5 million in 2013. Of the increase, approximately $716,000 was related to non-cash expenses, including executive and director share-based compensation.

The net loss attributable to common stockholders for the fourth quarter of 2014 was approximately $3.2 million, or $0.04 per share, compared to approximately $4.2 million, or $0.06 per share, in the fourth quarter of 2013. For the year ended December 31, 2014, the net loss attributable to common stockholders was approximately $10.0 million, or $0.13 per share, compared to $10.4 million, or $0.16 per share, in 2013.

Cash on hand at December 31, 2014 was approximately $162,000, as compared to approximately $613,000 at December 31, 2013. Net inventory on hand at the end of the quarter was approximately $1.2 million. On March 16, 2015 and March 19, 2015, we entered into subscription agreements with certain accredited investors, pursuant to which we agreed to sell an aggregate of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000 in a private placement. As of March 24, 2015, we had consummated $450,000 of the total transaction and we expect to consummate the remainder by the end of the first quarter of 2015. The Company has recently reduced its burn rate but will likely be required to raise additional funds through public or private financing, new collaborative relationships or grants, if available.

“We have laid significant groundwork over the past year, working with our distributors to educate ministries of health and thought leaders throughout the world on the benefits of LuViva,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “As a result, we are finally starting to gain some traction in our initial target markets, including Canada, where a new pilot program is set to begin in one of the provinces. Another market scheduled to ramp in 2015 is Turkey, where the Ministry of Health plans to begin their screening program in the second quarter. Other early adopters include Guatemala, Bangladesh, Mexico, and Nigeria, as well as Kenya. In Kenya we are waiting for a tender from the government and could see that country becoming one of our largest markets in 2015. While many of these government opportunities have taken longer than originally anticipated, we do not believe any business has been lost, only pushed out.”

“In addition to gaining traction with distributors, we anticipate signing new distributorships and shipping product to new markets in 2015, including Russia, China, India and additional countries in Latin America and Asia. As a result, we project our 2015 sales to be at least $3.0 million, which is based on the low end of forecasts from our distributors. While we expect sales will be more heavily weighted toward the second half of the year, this represents a solid increase from the 41 units and 15,540 high-margin, disposable Cervical Guides shipped in 2014.”

“With regard to our progress toward FDA approval of LuViva, we have been told by the FDA that an amended PMA application is not held to the same timeline performance standards as an initial filing. The FDA has attributed its delay primarily due to other regulatory priorities, including some nationwide issues that have demanded the FDA’s attention. We continue to be in regular contact with our consultants and the FDA, and have been assured that the FDA will respond to our amended PMA application shortly.”

“In the meantime, we remain focused on the demand we are seeing in developing markets as it relates to screening. Screening studies continue and some large order opportunities remain within reach. We are encouraged by the sales projections that our distributors have given us for this year and believe that ultimately the opportunity to use LuViva for screening, which will generate orders for our high-margin disposables, will be what ultimately makes this company successful.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Thursday, March 26, 2015, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 455-2263 or for international callers (719) 325-2435 and referencing Conference ID 5351293.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until April 2, 2015, by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 5351293.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
In thousands, except per share data	2014	2013	2014	2013
Revenue
Sales – devices and disposables	172	53	758	359
Cost of goods sold	168	217	891	611
Gross Profit (loss)	4	(164)	(133)	(252)
Contract and grant revenue	$13	$346	$65	$820
Cost and Expenses
Research and development	$666	$499	$2,788	$2,742
Sales and marketing	402	293	1,164	901
General and administration	1,098	742	4,649	3,533
Total	$2,166	$1,534	$8,601	$7,176
Operating Loss	$(2,149)	$(1,352)	$(8,669)	$(6,608)
Other income	11	(179)	25	110
Interest expense	(1,245)	(45)	(979)	(45)
Loss on extinguishment of debt	(325)	—	(325)	—
Change in fair value of warrants	510	(639)	65	(674)
Total other expense	(1,049)	(863)	(1,214)	(609)
Net loss	(3,198)	(2,215)	(9,883)	(7,217)
Deemed dividends	—	(2,004)	(3,175)
Preferred Stock Dividends	(24)	—	(152)	—
Net Loss Attributable to Common Stockholders	$(3,222)	$(4,219)	$(10,035)	$(10,392)
Basic and Diluted Net Loss per Share	$(0.04)	$(0.06)	$(0.13)	$(0.16)
Basic and Diluted Weighted Average Shares Outstanding	85,990	67,880	77,061	65,884

Selected Balance Sheet Data (Unaudited)

(In thousands)	December 31, 2014	December 31, 2013
Cash & Cash Equivalents	$162	$613
Inventory Working Capital	1,180 (2,824)	1,193 268
Total Assets	3,031	3,316
Accumulated Deficit	(113,060)	(103,025)
Stockholders’ Equity(Deficit)	(4,465)	(107)

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